Exhibit 16.2

[McNeal, Williamson & Co. Letterhead]

Securities and Exchange Commission
Washington, DC     20549

We have read Logan County Bancshares, Inc.’s statements included under Item 4 of its Form 8-K dated August 4, 2004, and we agree with such statements as they relate to all matters referencing our Firm.

/s/ McNeal, Williamson & Co.
McNeal, Williamson & Co.

Logan, West Virginia
August 2, 2004